Exhibit 4.37
Kurman Eisenberg Corbin Lever & Goodman, LLP Attorneys at Law 675 Third Avenue New York, NY 10017 Tel: (2 12) 66 1-2150 Fax: (212) 949-6131 F A C S I M I L E T R A N S M I T T A L S H E E T Attention: This facsimile contains PRIVILEGED AND CONFIDENTIAL INFORMATION intended only for the use of the Addressee(s) named below. If you are not the intended recipient of this facsimile, or the employee or agent responsible for delivering it to the intended recipient, you are hereby notified that any dissemination or copying this facsimile is strictly prohibited. If you have received this facsimile in error, please notify us immediately by telephone at (212) 661- 2150 and return the original facsimile to U S at the address above via the US. Postal Service. We will reimburse you for all expenses incurred. Thank you. To: Warren Lau; Steven Plumb Date: Number of Pages LNCLUDING THIS PAGE: 2- (If you do not receive all pages, call (2 12) 66 1-2 150) I Client/Matter No.: ~~ 56000-000 * Message : - 0 Original Will Not Follow. - 0 Original Will Follow: — Cl by mail — 0 by hand — 0 by overnight courier

Biokevs Pharmaceuticals, Inc.
Description of Transaction with Emisphere Technologies, Inc.
     In April 2002, the Company entered into a preliminary agreement (the “Preliminary Agreement”) with Emisphere Technologies, Inc. (“ETI”) under which ETI agreed to subscribe for 200,000 shares of a new class of Series B Convertible Preferred Stock to be authorized and issued by the Company. The Preliminary Agreement contemplated an initial subscription payment of $300,000, which was received by the Company, with a 60-day option to purchase up to an additional $4,000,000 of Series B Preferred Stock. The subscription by ETI was also to include the issuance 5-year warrants entitling ETI to purchase up to 50,000 shares of the Company’s Common Stock at an exercise price of $2.50 per share for the same $300,000 initial subscription payment. The Company also granted ETI a 60-day right of first refusal to serve as a provider of an oral delivery system for a Company product requiring such a system, which period was extendable for an additional two years if ETI subscribed for at least $2,000,000 of additional Series B Convertible Shares, plus certain registration rights.
     The Preliminary Agreement was to be replaced with more detailed and definitive agreements. However, the Company and ETI have not prepared such definitive agreements, and ETI has not exercised its options to subscribe to additional Series B Preferred Stock or to serve as a provider of oral delivery enhancement technology. Accordingly, the Company will be required to issue 200,000 shares of the Series B Convertible Preferred Stock and 50,000 warrants to ETI, which issuance will take place before the end of the current fiscal year.

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